Exhibit 3.1

ARTICLES OF INCORPORATION

OF

LIBERTY MEDIA CORPORATION

ARTICLE I

NAME

The name of the corporation is Liberty Media Corporation (the “Corporation”). The Corporation is the resulting entity in the conversion of Liberty Media Corporation, a Delaware corporation, into a Nevada corporation and is a continuation of the existence thereof pursuant to Chapters 78 and 92A of the Nevada Revised Statutes (as amended from time to time, the “NRS”).

ARTICLE II

REGISTERED OFFICE

The name and address of the Corporation’s registered agent shall be such name and address as set forth in the records of the Secretary of State of the State of Nevada from time to time. The Corporation may change its registered agent from time to time in the manner prescribed by applicable Nevada law.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the NRS.

ARTICLE IV

AUTHORIZED STOCK

The total number of shares of capital stock which the Corporation has the authority to issue is one billion, sixty-eight million, seven hundred fifty thousand (1,068,750,000) shares, which are divided into the following classes:

(a)   one billion, eighteen million, seven hundred fifty thousand (1,018,750,000) shares are of a class designated as Common Stock, par value $0.01 per share (“Common Stock”), with such class divided in series as provided in Section A of this Article IV; and

(b)   fifty million (50,000,000) shares are of a class designated as Preferred Stock, par value $0.01 per share (“Preferred Stock”), with such class issuable in series as provided in Section B of this Article IV.

The description of the Common Stock and the Preferred Stock, and the powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, or the method of fixing and establishing the same, are as hereinafter set forth in this Article IV.

SECTION A

COMMON STOCK

1.   General.

Five hundred million (500,000,000) shares of Common Stock are of a series designated as Series A Common Stock (the “Series A Common Stock”), eighteen million, seven hundred fifty thousand (18,750,000) shares of Common Stock are of a series designated as Series B Common Stock (the “Series B Common Stock”), and five hundred million (500,000,000) shares of Common Stock are of a series designated as Series C Common Stock (the “Series C Common Stock”).

2.   Common Stock.

Each share of Series A Common Stock, Series B Common Stock and Series C Common Stock, except as otherwise provided in these Articles, is identical in all respects and has equal rights, powers and privileges.

(a)   Voting Powers.

(i)   Series A Common Stock and Series B Common Stock.   Holders of Series A Common Stock are entitled to one vote for each share of such stock held of record and holders of Series B Common Stock are entitled to ten votes for each share of such stock held of record, upon all matters that may be submitted to a vote of stockholders of the Corporation (regardless of whether such holders are voting together with the holders of all Voting Securities, or as a separate class with the holders of one or more series of Common Stock or Preferred Stock, or as a separate series of Common Stock or Preferred Stock, or otherwise).

(ii)   Series C Common Stock.   Holders of Series C Common Stock will not be entitled to any voting powers. If a vote of the holders of Series C Common Stock should at any time be required by the laws of the State of Nevada or these Articles on any matter, the holders of Series C Common Stock will be entitled to 1/100th of a vote on such matter for each such share of such stock held of record.

(iii)   Voting Generally.   Except (A) as may otherwise be provided in these Articles, (B) as may otherwise be required by the laws of the State of Nevada or (C) as may otherwise be provided in any Preferred Stock Designation, the holders of shares of Series A Common Stock, the holders of shares of Series B Common Stock and the holders of shares of each series of Preferred Stock that is designated as a Voting Security and is entitled to vote thereon in accordance with the terms of the applicable Preferred Stock Designation, will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, any proposed amendment to these Articles required to be voted on by the stockholders of the Corporation that would (I) increase (x) the number of authorized shares of Common Stock or any series thereof, (y) the number of authorized shares of Preferred Stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established, or (II) decrease (x) the number of authorized shares of Common Stock or any series thereof, (y) the number of authorized shares of Preferred Stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, not below the number of shares of such class or series of capital stock (as the case may be) then outstanding)), and no separate class or series vote of the holders of shares of any class or series of capital stock of the Corporation will be required for the approval of any such matter. In the event the holders of the Series C Common Stock are entitled to vote on any matter that may be submitted to a vote of stockholders of the Corporation, such holders will vote as one class with all other stockholders of the Corporation entitled to vote on such matter, unless otherwise required by these Articles, the laws of the State of Nevada or any Preferred Stock Designation.

(b)   Conversion Rights.   Each share of Series B Common Stock will be convertible at any time, at the option of the holder thereof, into one fully paid and non-assessable share of Series A Common Stock. Any such conversion may be effected by any holder of Series B Common Stock by surrendering such holder’s certificate or certificates (if any) representing the Series B Common Stock to be converted, duly endorsed, at the principal office of the Corporation or any transfer agent for the Series B Common Stock, or by delivering to the Corporation or its transfer agent an appropriate instrument or instruction if the shares of Series B Common Stock to be converted are uncertificated, in either case, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified whole number of shares of Series B Common Stock and stating the name or names in which such holder desires the shares of Series A Common Stock to be issued and, if the shares of Series B Common Stock to be converted are certificated and less than all of the shares of Series B Common Stock represented by one certificate are to be converted, the name or names in which such holder desires the certificate or certificates representing the unconverted shares of Series B Common Stock to be issued. Any certificate representing shares surrendered for conversion, or any appropriate instrument or instruction delivered in the case of uncertificated shares, in accordance with this paragraph will, if so required by the Corporation or its transfer agent, be accompanied by instruments of transfer, in form satisfactory to the Corporation or its transfer agent, duly executed by the holder of such shares or the duly authorized representative of such holder, and will, if required by the next succeeding paragraph, be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes. Promptly thereafter, the Corporation will, (A) if the applicable shares of Series A Common Stock are certificated, issue and deliver to such holder or such holder’s nominee or nominees, a certificate or certificates representing the number of shares of Series A Common Stock to which such holder will be entitled as herein provided and if less than all of the shares of Series B Common Stock represented by any one certificate are to be converted, the Corporation will issue and deliver to such holder or such holder’s nominee or nominees, a new certificate representing the shares of Series B Common Stock not converted, or (B) if the applicable shares of Series A Common Stock are uncertificated, issue and deliver to such holder or such holder’s nominee or nominees, a notice of issuance of uncertificated shares or other evidence of shares held in book-entry form. Such conversion will be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates (if any), an appropriate instrument or instruction (if applicable), notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the Person(s) entitled to receive shares of the Series A Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such shares of Series A Common Stock on that date. A number of shares of Series A Common Stock equal to the number of shares of Series B Common Stock outstanding from time to time will be set aside and reserved for issuance upon conversion of shares of Series B Common Stock as provided herein. Shares of Series A Common Stock and shares of Series C Common Stock will not be convertible at the option of the holder into shares of any other series of Common Stock.

The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of shares of Series A Common Stock upon conversion of shares of Series B Common Stock pursuant to this Article IV, Section A.2, paragraph (b). The Corporation will not, however, be required to pay any tax that may be payable in respect of any issuance or delivery of shares of Common Stock in a name other than that in which the shares of Series B Common Stock so converted were registered and no such issuance or delivery will be made unless and until the Person requesting the same has paid to the Corporation or its transfer agent the amount of any such tax or has established to the satisfaction of the Corporation or its transfer agent that such tax has been paid.

(c)   Dividends and Other Distributions Generally.

Whenever a dividend or other distribution, other than a dividend or other distribution that constitutes a Share Distribution, is paid to the holders of any series of Common Stock then outstanding, the Corporation will also pay to the holders of each other series of Common Stock then outstanding an equal dividend per share. Dividends and other distributions will be payable only as and when declared by the Board of Directors of the Corporation as permitted by the NRS. Whenever a Share Distribution is paid to the holders of any series of Common Stock then outstanding, the Corporation will also pay a Share Distribution to the holders of each other series of Common Stock then outstanding, as provided in Article IV, Section A.2, paragraph (d) below. For purposes of this Article IV, Section A.2, paragraph (c) and Article IV, Section A.2, paragraph (d) below, a “Share Distribution” means a dividend or other distribution (including a distribution made in connection with any stock split, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of the Corporation) payable in shares of any class or series of capital stock, Convertible Securities or other securities of the Corporation or any other Person.

(d)   Share Distributions.

If at any time a Share Distribution is to be made with respect to any class or series of Common Stock, such Share Distribution may be declared and paid only as follows:

(i)   a Share Distribution (A) consisting of shares of Series C Common Stock or Series C Convertible Securities may be declared and paid to holders of Series A Common Stock, Series B Common Stock and Series C Common Stock, on an equal per share basis, or (B) consisting of (I) shares of Series A Common Stock or Series A Convertible Securities may be declared and paid to holders of Series A Common Stock, on an equal per share basis, (II) shares of Series B Common Stock or Series B Convertible Securities may be declared and paid to holders of Series B Common Stock, on an equal per share basis, and (III) shares of Series C Common Stock or Series C Convertible Securities may be declared and paid to holders of Series C Common Stock, on an equal per share basis; or

(ii)   a Share Distribution consisting of any class or series of securities of the Corporation or any other Person, other than Series A Common Stock, Series B Common Stock or Series C Common Stock (or Series A Convertible Securities, Series B Convertible Securities or Series C Convertible Securities), may be declared and paid on the basis of a distribution of (A) identical securities, on an equal per share basis, to holders of Series A Common Stock, Series B Common Stock and Series C Common Stock, (B) separate classes or series of securities, on an equal per share basis, to the holders of each such series of Common Stock or (C) a separate class or series of securities to the holders of one or more series of Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Common Stock; provided, that, in connection with a Share Distribution pursuant to clause (B) or clause (C), an “equal per share basis” shall require that (I) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the Underlying Securities) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable), with holders of shares of Series B Common Stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other series of Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion and share distribution, as applicable) among the Series A Common Stock, the Series B Common Stock and the Series C Common Stock, and (II) in the event the securities to be received by the holders of shares of Common Stock other than the Series B Common Stock consist of different classes or series of securities, with each such class or series of securities (or the Underlying Securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion and share distribution provisions, as applicable), then such classes or series of securities will be distributed to the holders of each series of Common Stock (other than the Series B Common Stock) (x) as the Board of Directors determines or (y) such that the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of the class or series of securities (or the Underlying Securities) to be received by the holders of each series of Common Stock (other than the Series B Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of such series of Common Stock, as compared to the other series of Common Stock (other than the Series B Common Stock).

(e)   Liquidation and Dissolution.

In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any series of Preferred Stock is entitled, the holders of shares of Series A Common Stock, the holders of shares of Series B Common Stock and the holders of shares of Series C Common Stock will share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to the holders of Common Stock. Neither the consolidation or merger of the Corporation with or into any other Person or Persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation will itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph (e).

(f)   Determinations by the Board of Directors.

Any determinations made by the Board of Directors under any provision in this Section A.2 will be final and binding on all stockholders of the Corporation, except as may otherwise be required by law. In addition, if different consideration is distributed to different series of Common Stock in a Share Distribution, any determination of the Board of Directors in connection therewith, including, without limitation, that a Share Distribution was made on an equal per share basis or that any differences in voting rights, designation, conversion, redemption and share distribution provisions or otherwise satisfy the requirements set forth in these Articles, will be final and binding on all stockholders of the Corporation, except as may otherwise be required by law.

(g)   Certain Definitions.   Unless the context otherwise requires, the terms defined in this paragraph (g) will have, for all purposes of these Articles, the meanings herein specified:

“Affiliate” means, with respect to any Person, any other person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with such Person.

“Articles” means these Articles of Incorporation, as they may be amended from time to time, including any amendments effected pursuant to the filing of any Preferred Stock Designation.

“Board of Directors” means (i) the Board of Directors of the Corporation and (ii) any duly authorized committee thereof acting pursuant to the authority granted by the Board of Directors (including, without limitation, the Executive Committee).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. The terms “Controls”, “Controlled” and “Controlling” will have corresponding meanings.

“Convertible Securities” means (i) any securities of the Corporation (other than any series of Common Stock) or any Subsidiary thereof that are convertible into or exercisable or exchangeable for any shares of any series of Common Stock, whether upon conversion, exercise, exchange, pursuant to antidilution provisions of such securities or otherwise, and (ii) any securities of any other Person that are convertible into or exercisable or exchangeable for, securities of such Person or any other Person, whether upon conversion, exercise, exchange, pursuant to antidilution provisions of such securities or otherwise.

“outstanding”, when used with respect to the shares of any series of Common Stock, includes, without limitation, the shares of such series, if any, held by any Subsidiary of the Corporation, except as otherwise provided by applicable law with respect to the exercise of voting rights. No shares of any series of Common Stock (or Convertible Securities that are convertible into or exercisable or exchangeable for Common Stock) held by the Corporation in its treasury will be deemed outstanding.

“Person” means a natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated association or other legal entity.

“Series A Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series A Common Stock.

“Series B Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series B Common Stock.

“Series C Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series C Common Stock.

“Share Distribution” means a distribution of shares of any class or series of capital stock, Convertible Securities or other equity securities of the Corporation or any other Person.

“Subsidiary,” when used with respect to any Person, means (i)(A) a corporation of which a majority in voting power of its share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of more than 50% of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Underlying Securities” means, with respect to any class or series of Convertible Securities, the class or series of securities into which such class or series of Convertible Securities is directly or indirectly convertible, or for which such Convertible Securities are directly or indirectly exchangeable, or that such Convertible Securities evidence the right to purchase or otherwise receive, directly or indirectly.

“Voting Securities” means the Series A Common Stock, the Series B Common Stock and any series of Preferred Stock which by the terms of its Preferred Stock Designation is designated as a Voting Security, provided that each such series of Preferred Stock will be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for in the applicable Preferred Stock Designation.

The following terms have the meanings ascribed thereto in the sections set forth opposite such terms:

Additional Defined Terms	Section
Action	Article X, Section 1
Bylaws	Section V, Section E.2(d)
Common Stock	Article IV(a)
Corporation	Article I
NRS	Article III
Other Entity	Article VIII, Section 1(a)
Potential Business Opportunity	Article VIII, Section 2
Preferred Stock	Article IV(b)
Preferred Stock Designation	Article IV, Section B
proceeding	Article V, Section E.2(a)
Securities Act Action	Article X, Section 2
Series A Common Stock	Article IV(i)
Series B Common Stock	Article IV(ii)
Series C Common Stock	Article IV(iii)

(h)   Reclassification.   The Corporation will not reclassify, subdivide or combine one series of Common Stock without reclassifying, subdividing or combining each other series of Common Stock on an equal per share basis.

SECTION B

PREFERRED STOCK

1.   The Preferred Stock may be established by the Board of Directors and issued in one or more series from time to time, with such voting powers, designations, preferences, limitations, restrictions and relative rights as stated and expressed in a resolution or resolutions providing for the authorization and issuance of each such series adopted by the Board of Directors as set forth and duly filed with the Nevada Secretary of State in a certificate of designation in accordance with NRS 78.1955 (a “Preferred Stock Designation”). The Board of Directors, in the Preferred Stock Designation with respect to a series of Preferred Stock (a copy of which will be filed as required law), has the authority, without limitation of the foregoing, to fix the following with respect to such series of Preferred Stock:

(a)   the distinctive serial designations and the number of authorized shares of such series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate of amendment to the Preferred Stock Designation made, signed and filed as required by law (except where otherwise provided in a Preferred Stock Designation);

(b)   the dividend rate or amounts, if any, for such series, the date or dates from which dividends on all shares of such series will be cumulative, if dividends on stock of such series will be cumulative, and the relative preferences or rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of such series;

(c)   the rights of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if any, and the relative preferences or rights of priority, if any, of payment of shares of such series;

(d)   the right, if any, of the holders of such series to convert or exchange such stock into or for other classes or series of a class of stock or indebtedness of the Corporation or of another Person, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors may determine;

(e)   the voting powers, if any, of the holders of such series, including whether such series will be designated as a Voting Security and, if so designated, the terms and conditions on which the holders of such series may vote together with the holders of any other class or series of capital stock of the Corporation;

(f)   the terms and conditions, if any, for the Corporation to purchase or redeem shares of such series; and

(g)   any other relative rights, powers, preferences and limitations, if any, of such series.

2.   The Board of Directors is hereby expressly authorized to exercise its authority with respect to fixing, designating and issuing various series of the Preferred Stock and determining the voting powers, designations, preferences, limitations, restrictions and relative rights of such series of Preferred Stock, if any, and the qualifications, restrictions or limitations thereof, if any, to the full extent permitted by applicable law, subject to any stockholder vote that may be required by these Articles. All shares of any one series of the Preferred Stock will be alike in every particular. Except to the extent otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, the holders of shares of such series will have no voting rights except as may be required by the laws of the State of Nevada. Further, except to the extent required by the NRS and unless otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, no separate consent or vote of the holders of shares of Preferred Stock or any series thereof will be required for any amendment to these Articles that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock or such series, as the case may be, then outstanding).

3.   Except as may be provided by the Board of Directors in a Preferred Stock Designation or by law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, will have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by a Preferred Stock Designation or as part of any other series of Preferred Stock.

ARTICLE V

DIRECTORS

SECTION A

NUMBER OF DIRECTORS

The governing body of the Corporation will be the Board of Directors. The number of directors will not be less than three (3) plus the number of directors that holders of any series of Preferred Stock shall have right to, and do, elect, and the exact number of directors will be fixed by the Board of Directors by resolution from time to time. Election of directors need not be by written ballot.

SECTION B

CLASSIFICATION OF THE BOARD

Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any series of Preferred Stock to separately elect additional directors, which additional directors are not required to be classified pursuant to the terms of such series of Preferred Stock (the “Preferred Stock Directors”), the Board of Directors will be divided into three classes: Class I, Class II and Class III. Each class will consist, as nearly as possible, of a number of directors equal to one-third (1/3) of the number of members of the Board of Directors (other than the Preferred Stock Directors) authorized as provided in Section A of this Article V. The term of office of the Class I directors will expire at the annual meeting of stockholders in 2029 (if elected at the Corporation’s 2026 annual meeting); the term of office of the Class II directors will expire at the annual meeting of stockholders in 2027; and the term of office of the Class III directors will expire at the annual meeting of stockholders in 2028. At each annual meeting of stockholders of the Corporation the successors of that class of directors whose term expires at that meeting will be elected to hold office in accordance with Section B of this Article V for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors of each class will hold office until the expiration of the term of such class and until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

SECTION C

REMOVAL OF DIRECTORS

Subject to the rights of the holders of any series of Preferred Stock and pursuant to the requirements of the NRS, directors may be removed from office upon the affirmative vote of the holders of at least two-thirds of the aggregate voting power of the then issued and outstanding Voting Securities entitled to vote thereon, voting together as a single class.

SECTION D

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

Subject to the rights of holders of any series of Preferred Stock, vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director’s successor will have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will cause the removal or shorten the term of any incumbent director, except as may be provided with respect to any additional director elected by the holders of the applicable series of Preferred Stock.

SECTION E

LIMITATION ON LIABILITY AND INDEMNIFICATION

1.   Limitation On Liability.   To the fullest extent permitted by the NRS as the same exists or may hereafter be amended, a director or officer of the Corporation will not be individually liable to the Corporation or any of its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer. Any repeal or modification of this paragraph will be prospective only and will not adversely affect any limitation, right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

2.   Indemnification.

(a)   Right to Indemnification.   The Corporation will indemnify, to the fullest extent permitted by applicable law, including the NRS, as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party or is otherwise involved (including, but not limited to, as a witness or deponent) in any investigation, threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that the person, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager (of a limited liability company), employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to nonprofit entities or employee benefit plans, against all expenses, including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation will be required to indemnify or make advances (pursuant to paragraph (b) of this Section E.2. of Article V, below) to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.

(b)   Payment of Expenses.   The Corporation will pay the expenses (including reasonable attorneys’ fees) incurred by a director or officer of the Corporation in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the applicable director or officer to repay the amounts advanced if it should be ultimately determined by a court of competent jurisdiction that such director or officer is not entitled to be indemnified under this paragraph or otherwise.

(c)   Claims.   If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including reasonable attorney’s fees) of prosecuting such claim to the fullest extent permitted by Nevada law. In any such action the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d)   Non-Exclusivity of Rights.   The rights conferred on any person by this Section E.2 will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of these Articles, the Bylaws of the Corporation (as amended from time to time, the “Bylaws”), agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e)   Other Indemnification.   The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3.   Amendment or Repeal.   Any amendment, modification or repeal of the foregoing provisions of this Section E will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECTION F

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the NRS, the Board of Directors, by action taken by the affirmative vote of not less than 75% of the members of the Board of Directors then in office, is hereby expressly authorized and empowered to adopt, amend or repeal any provision of the Bylaws.

ARTICLE VI

MEETINGS OF STOCKHOLDERS

SECTION A

ANNUAL AND SPECIAL MEETINGS

Subject to the rights of the holders of any series of Preferred Stock, stockholder action may be taken only at an annual or special meeting. Except as otherwise provided in a Preferred Stock Designation with respect to any series of Preferred Stock or unless otherwise prescribed by law or by another provision of these Articles, special meetings of the stockholders of the Corporation, for any purpose or purposes, will be called by the Secretary of the Corporation only (a) upon the written request of the holders of not less than 66⅔% of the total voting power of the then outstanding Voting Securities entitled to vote thereon or (b) at the request of at least 75% of the members of the Board of Directors then in office.

SECTION B

ACTION WITHOUT A MEETING

No action of the stockholders required to be taken or which may be taken at any annual meeting or special meeting of stockholders may be taken without a meeting, and, pursuant to NRS 78.320(2), the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied; provided, however, that notwithstanding the foregoing, holders of any series of Preferred Stock may take action by written consent to the extent provided in a Preferred Stock Designation with respect to such series.

ARTICLE VII

ACTIONS REQUIRING SUPERMAJORITY STOCKHOLDER VOTE

1.   Subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of at least 66⅔∕3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class at a meeting specifically called for such purpose, will be required in order for the Corporation to take any action to authorize:

(a)   the amendment, alteration or repeal of any provision of these Articles or the addition or insertion of other provisions herein; provided, however, that this paragraph (a) will not apply to any such amendment, alteration, repeal, addition or insertion (i) as to which the laws of the State of Nevada, as then in effect, do not require the consent of the Corporation’s stockholders, or (ii) that at least 75% of the members of the Board of Directors then in office have approved;

(b)   the adoption, amendment or repeal of any provision of the Bylaws; provided, however, that this paragraph (b) will not apply to, and no vote of the stockholders of the Corporation will be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws by the Board of Directors in accordance with the power conferred upon it pursuant to Section F of Article V of these Articles;

(c)   the merger or consolidation of this Corporation with or into any other corporation; provided, however, that this paragraph (c) will not apply to any such merger or consolidation (i) as to which the laws of the State of Nevada, as then in effect, do not require the vote of the Corporation’s stockholders, or (ii) that at least 75% of the members of the Board of Directors then in office have approved;

(d)   the sale, lease or exchange of all, or substantially all, of the property or assets of the Corporation; provided, however, that this paragraph (d) will not apply to any such sale, lease or exchange that at least 75% of the members of the Board of Directors then in office have approved; or

(e)   the dissolution of the Corporation; provided, however, that this paragraph (e) will not apply to such dissolution if at least 75% of the members of the Board of Directors then in office have approved such dissolution.

2.   Subject to the foregoing provisions of this Article VII, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Articles, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to these Articles in its present form or as hereafter amended are granted subject to the rights reserved in this Article VII.

ARTICLE VIII

CERTAIN BUSINESS OPPORTUNITIES

1.   Certain Acknowledgements; Definitions.

In recognition and anticipation that:

(a)   directors and officers of the Corporation may serve as directors, officers, employees and agents of any other corporation, company, partnership, association, firm or other entity, including, without limitation, Subsidiaries and Affiliates of the Corporation (“Other Entity”),

(b)   the Corporation, directly or indirectly, may engage in the same, similar or related lines of business as those engaged in by any Other Entity and other business activities that overlap with or compete with those in which such Other Entity may engage,

(c)   the Corporation may have an interest in the same areas of business opportunity as any Other Entity, and

(d)   the Corporation may engage in material business transactions with any Other Entity and its Affiliates, including, without limitation, receiving services from, providing services to or being a significant customer or supplier to such Other Entity and its Affiliates, and that the Corporation and such Other Entity or one or more of their respective Subsidiaries or Affiliates may benefit from such transactions, and as a consequence of the foregoing, it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any directors or officers of the Corporation (including any such persons who are also directors, officers or employees of any Other Entity), shall be determined and delineated, as set forth herein, in respect of (i) any transactions between the Corporation and its Subsidiaries or Affiliates, on the one hand, and such Other Entity and its Subsidiaries or Affiliates, on the other hand, and (ii) any potential transactions or matters that may be presented to officers or directors of the Corporation, or of which such officers or directors may otherwise become aware, which potential transactions or matters may be considered to constitute business opportunities of the Corporation or any of its Subsidiaries or Affiliates.

In recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with any Other Entity and of the benefits to be derived by the Corporation by the possible service as directors or officers of the Corporation and its Subsidiaries of persons who may also serve from time to time as directors, officers or employees of any Other Entity, the provisions of this Article VIII will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation in relation to such Other Entity and its Affiliates, and as such conduct and affairs may involve such Other Entity’s respective directors, officers or employees, and the powers, rights, duties and liabilities of the Corporation and its officers and directors in connection therewith and in connection with any Potential Business Opportunities of the Corporation.

Any Person purchasing, receiving or otherwise becoming the owner of any shares of capital stock of the Corporation, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article VIII. References in this Article VIII to “directors,” “officers” or “employees” of any Person will be deemed to include those Persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a limited liability company, partnership, joint venture or other non-corporate entity.

2.   Duties of Directors and Officers Regarding Potential Business Opportunities; No Liability for Certain Acts or Omissions.

If a director or officer of the Corporation is offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its Subsidiaries or Affiliates, in which the Corporation could be considered, but for the provisions of this Article VIII, to have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”):

(a)   such director or officer will, to the fullest extent permitted by law, have no duty or obligation to refer such Potential Business Opportunity to the Corporation, to refrain from referring such Potential Business Opportunity to any Other Entity, or to give any notice to the Corporation regarding such Potential Business Opportunity (or any matter related thereto),

(b)   such director or officer will not be liable to the Corporation or any of its Subsidiaries or any of its stockholders, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation or any of its Subsidiaries, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to or otherwise inform the Corporation or any of its Subsidiaries regarding such Potential Business Opportunity or any matter relating thereto,

(c)   any Other Entity may engage or invest in, independently or with others, any such Potential Business Opportunity,

(d)   the Corporation shall not have any right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom, and

(e)   the Corporation shall have no interest or expectancy, and hereby specifically renounces any interest or expectancy, in any such Potential Business Opportunity, unless both of the following conditions are satisfied: (i) such Potential Business Opportunity was expressly offered to a director or officer of the Corporation solely in his or her capacity as a director or officer of the Corporation or as a director or officer of any Subsidiary of the Corporation and (ii) such opportunity relates to a line of business in which the Corporation or any of its Subsidiaries is then directly engaged.

3.   Amendment of Article VIII.

No alteration, amendment, repeal, or adoption of any provision inconsistent with, any provision of this Article VIII will have any effect upon:

(a)   any agreement between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, that was entered into before the time of such alteration, amendment, repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before, on or after the Amendment Time,

(b)   any transaction entered into between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, before the Amendment Time,

(c)   the allocation of any business opportunity between the Corporation or any Subsidiary or Affiliate thereof and any Other Entity, before the Amendment Time, or

(d)   any duty or obligation owed by any director or officer of the Corporation or any Subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

ARTICLE IX

INAPPLICABILITY OF CERTAIN NEVADA STATUTES

1.   Acquisition of Controlling Interest.   The provisions of NRS 78.378 through 78.3793, inclusive, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock, or any interest therein.

2.   Combinations with Interested Stockholders.   The Corporation expressly elects not to be governed by the provisions of NRS 78.411 through 78.444, inclusive.

ARTICLE X

INTERNAL ACTIONS—FORUM; WAIVER OF JURY TRIAL

1.   Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of the State of Nevada, in Clark County, Nevada, shall, to the fullest extent permitted by law, including the applicable laws or jurisdictional requirements of the United States, be the exclusive forum for any and all actions, suits and proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”), that are internal actions (as such term is defined in NRS 78.046 or any successor statute). In the event that the Eighth Judicial District Court of the State of Nevada does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the exclusive forum for such Action. In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the exclusive forum for such Action. For the avoidance of doubt, no Securities Act Action shall be subject to this paragraph, but shall instead be subject to the following paragraph.

2.   Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (each, a “Securities Act Action”). The provisions of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

3.   To the fullest extent permitted by applicable law, all internal actions (as such term is defined in NRS 78.046 or any successor statute) to be tried in any court of the State of Nevada must be tried before the presiding judge as the trier of fact, and not before a jury. This requirement must conclusively operate as a waiver of the right to trial by jury by each party to any internal action (as such term is defined in NRS 78.046 or any successor statute) to which this requirement applies.

ARTICLE XI

SEVERABILITY; DEEMED NOTICE AND CONSENT

1.   Severability.   If any provision of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of these Articles (including, without limitation, each portion of any paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent permitted under applicable law, the provisions of these Articles (including, without limitation, each such portion of any section of these Articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed (a) so as to permit the Corporation to protect its directors, officers, employees and agents from individual liability or (b) for the benefit of the Corporation.

2.   Deemed Notice and Consent.   To the fullest extent permitted by law, each and every stockholder of the Corporation, and each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of capital stock of the Corporation (by reason of and from and after the time of such purchase or other acquisition), shall be deemed to have notice of and to have consented to all of the provisions of (i) these Articles, (ii) the Bylaws and (iii) any amendment to the Articles or the Bylaws enacted or adopted in accordance with the Articles, the Bylaws and applicable law.

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